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                                                                EXHIBIT (c)(12)


                              TRANSACTION AGREEMENT


         This Agreement is made this 28th day of February, 1997, by and between Acordia, Inc., a Delaware company (the "Company") and Daniel W. Kendall (the "Executive").

         WHEREAS, the Company, in anticipation of a possible Change in Control (as hereinafter defined) desires to provide the Executive additional compensation and benefits to assure the Company of the services of Executive prior to the Change in Control and to effect a smooth transition after the Change in Control, by providing for consulting services by the Executive;

         NOW, THEREFORE, it is hereby agreed as follows:

1.       Definitions and Construction.

         1.1.     Definitions.

                  "Beneficiary" shall mean the person designated in writing by the Executive on Attachment I hereto as the recipient of benefits in the event of the death of the Executive.

                  "Board" shall mean the Board of Directors of the Company.

                  "Cause" shall mean a reasonable determination by the Chief Executive Officer of the Company that Executive (i) failed to obey the reasonable and lawful orders of the Company; (ii) acted with gross negligence in the performance of his obligations or in a manner materially detrimental to the Company and/or its subsidiaries; (iii) willfully breached or habitually neglected his duty; (iv) has been convicted of a felony; (v) committed any act involving dishonesty or fraud; or (vi) violated any of the provisions of Section 7 hereof.

                  "Change in Control" shall mean (i) a merger or consolidation in which the Company is not the surviving entity; (ii) a change in majority of the Board over a twenty-four (24) month period, not taking into account directors nominated by a majority of the current directors; (iii) a complete liquidation of the Company; or (iv) sale or disposition of all or a substantial part of the Company's assets, such as disposition of the assets relating to the brokerage business of the Company.

                  "Compensation Committee" shall mean the Compensation Committee of the Board.
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                  "Disability" shall have the meaning set forth in the Company's long term Executive disability plan as in effect at the time of execution of this Agreement.

                  "Salary" shall mean an annual base salary existing at the time of execution of this Agreement ($140,010), plus increments thereon as of the time of a Termination as a result of a Change in Control.

                  "Successor" shall mean any acquiror of a substantial portion of the assets of the Company, and shall include an acquiror of the assets relating to the brokerage business of the Company.

                  "Termination as a result of a Change in Control" shall occur if upon or following a Change in Control or, with respect to (ii), if in anticipation of a Change in Control,

                  (i) Anthem Insurance Companies, Inc., or one of its affiliates ("Anthem"), or a Successor does not (x) assume this Agreement and (y) offer Executive a position comparable to his position at the time of execution of this Agreement; or

                  (ii) Executive's position with the Company is not comparable to his position at the time of execution of this Agreement.

For purposes of this Agreement, a position shall not be comparable if (i) Executive is assigned to any duties substantially inconsistent with his position, duties or responsibilities with the Company immediately prior to the Change in Control or his duties or responsibilities are substantially reduced as compared with such duties and responsibilities immediately prior to the Change in Control; (ii) Executive's Salary or target annual incentive or long term incentive opportunities are materially reduced as compared to his Salary and target annual incentives and long term incentive opportunities immediately prior to the Change in Control; or (iii) Executive is assigned to duties or responsibilities involving a residence relocation or business travel obligations substantially greater than existing prior to the Change in Control. If Executive accepts a position at Anthem, or a Successor, it shall be deemed to be comparable for the purposes of this Agreement.

An event shall be deemed to be in anticipation of a Change in Control if it occurs after the execution of this Agreement and if a Change in Control in fact occurs within 12 months following the event.


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A voluntary termination by Executive or a Termination for Cause shall not constitute a Termination as a result of a Change in Control.

2. Term of this Agreement. This Agreement shall expire on the earlier of (a) December 31, 1997 or (b) the date on which Acordia and Anthem Insurance Companies Inc. publicly announce that the companies are no longer pursuing the possible disposition of the brokerage business of Acordia, provided, however, that if on or before December 31, 1997, the Board has approved the general terms of a transaction which would be a Change in Control, this Agreement shall be extended to the earlier of the closing of the Change in Control or December 31, 1998.

3. Services of Executive. During any period for which Executive is receiving compensation and benefits pursuant to this Agreement from the Company, Anthem, or a Successor, Executive shall be available to provide consulting services reasonably requested by such Company, Anthem, or Successor. Subject to the obligations under Section 7, this provision shall not be construed to preclude Executive from accepting full-time employment elsewhere.

4. Consulting Payments. In the event of a Termination as a result of a Change in Control, Executive shall be treated as an employee of Anthem for a period ending on October 31, 1998; and shall receive compensation equal to 12 months' Salary for the period from Termination as a result of Change in Control to October 31, 1998.

5.       Incentive Plans.

         5.1. Annual Incentive Plan ("AIP") for 1997. Awards shall be determined and paid under the AIP for the 1997 Plan Year based on the performance goals established by the Compensation Committee. However, in the event of a Change in Control prior to the payment of the 1997 Plan Year Award, such AIP Award payable to Executive for the 1997 Plan Year shall be in an amount at least equal to the full "target" level amount for the year.


         5.2. Long Term Incentive Plan ("LTI") for 1997. The performance goals for award of LTI payments based on 1997 performance shall include a Change in Control. In the event of a Change in Control, prior to the award of the 1997 Plan Year LTI Award, such 1997 LTI Plan Year Award shall be of an amount at least equal to the "target" level LTI for the 1997 Plan Year, and shall be fully vested and paid to the Executive.



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6.       Benefits.

         6.1. Retirement Programs. In the event of a Termination as a result of a Change in Control, Executive shall continue to accumulate benefit service as an employee for purposes of the Company's Cash Balance Pension Plan, 401(k) Plan, and the Supplemental Executive Retirement Plan through October 31, 1998.

         6.2. Health, Dental and Other. In the event of a Termination as a result of a Change in Control, the Company shall provide continued coverage to Executive and his or her dependents under the Company's welfare plans for the period for which compensation or benefits are paid under this Agreement at an after tax cost to the Executive no greater than that incurred by similarly situated employees of Anthem Insurance Companies Inc. during that same period. Such coverage shall be provided either through the plans or by reimbursing the Executive for the cost of COBRA coverage. Executive shall have rights to elect COBRA coverage without any offset for periods of extended coverage under this Agreement upon expiration of the coverage period under this Section.

         6.3. Retiree Medical. In the event of a Termination as a result of a Change in Control, the Company shall provide post-retirement medical and life benefits, under whatever Plan provisions and cost sharing arrangements exist for similarly situated employees of Anthem retiring as of November 1, 1998, to Executive and his eligible dependents. For purposes of determining the cost of retiree medical coverage to Executive, Executive shall be credited with service to October 31, 1998.


7.       Restrictions on Executive.

         7.1. Non-Disclosure. Executive shall not without the prior written consent of the Chief Executive Officer of the Company (i) use for Executive's benefit or disclose at any time during Executive's employment by the Company, or thereafter, except to the extent required by the performance by Executive of his duties as an executive of the Company, any information obtained or developed by Executive while in the employ of the Company with respect to any customers, suppliers, products, employees, financial or legal affairs, business methods or services of the Company or any of its subsidiaries (including, without limitation, customer lists, pricing, underwriting, marketing, financial or sales information, forecasts, business and strategic plans, customer needs and renewal dates, personnel, applications to or any matters pending or under the jurisdiction of any regulatory agency or court, any threatened litigation, and corporate policies and procedures), or any other


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confidential matter or trade secrets, except information which at the time is generally known to the public other than as a result of disclosure by Executive not permitted hereunder, nor (ii) take with Executive upon leaving the employ of the Company any document, paper or property evidencing or relating to any of the foregoing.

         7.2. Return of Property. Upon termination of Executive's employment for any reason, or at any other time the Company requests, Executive shall immediately deliver to the Company all memoranda, notes, plans, records, reports, manuals, computer disks, computer files and documents (and copies thereof) and any other property or material in Executive's possession or control relating to the business of the Company or any of its subsidiaries.

         7.3. Competition. During Executive's employment by the Company and during the time period set forth below commencing on the date of Executive's termination of employment (and extended by the amount of time of any violation of this Agreement):


                  (a) For a period of 24 months, Executive will not make any statement or do any act that is disloyal to the Company or any of its subsidiaries, or is inconsistent with the interests of the Company or any of its subsidiaries;

                  (b) For a period of 24 months, Executive will not make any statement or do any act that does or may cause any existing customer of the Company or any of its subsidiaries to make use of the services or purchase the products of any business competitive with the Company or any of its subsidiaries;

                  (c) For a period of 24 months, Executive will not employ, solicit for employment, or assist any other person not affiliated with the Company in recruiting or hiring any person who is then, or within the preceding three (3) month period was, an employee of the Company or any of its subsidiaries.

                  (d) For the period set forth in section 3 hereof, Executive will neither directly nor indirectly (as director, officer, partner, sole proprietor, employee, manager, consultant, independent contractor, advisor, or otherwise) engage in, own any services for, participate in or be connected with any business or organization that engages in competition with Anthem or its affiliates in the type of business and geographic territory in which Anthem and its affiliates do business.



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8.       Timing of Payments.

         8.1. Consulting Services. Subject to section 9 hereof, consulting payments shall begin upon the date of Termination as a result of a Change in Control (without regard to any Disability of Executive). The total amount shall be paid in bi-weekly payments, each of which shall be equal to the value of 12 months' Salary divided by the number of pay periods between the date of Termination as a result of a Change in Control and October 31, 1998. In the event of the Executive's death, any balance remaining due shall be paid in a lump sum within 30 days of the death to the Executive's Beneficiary in lieu of any other severance.

         8.2. Other. Subject to section 9 hereof, all other payments shall be made in accordance with Executive's deferral election or if no election exists in cash within 30 days of the date of Termination as a result of a Change in Control.

9. Conditions. Payments made pursuant to this Agreement in connection with termination of employment shall be made only upon execution of a written release, in a form acceptable to the Company.


10.      Anthem Undertakings.

         10.1. Anthem Guarantee. In the event the Successor to the Company does not assume the obligations under this Agreement, Anthem Insurance Companies Inc. shall guarantee the obligations of the Company under this Agreement. In the event the Successor does assume such Agreement, but does not fulfill its obligations under Section 6, Anthem Insurance Companies shall provide comparable benefits under its plans or programs.


         10.2. Acceleration. Anthem Insurance Companies Inc. shall vest all Long Term Incentive compensation under Anthem plans and shall pay such compensation pursuant to the plans and any applicable deferral agreements.


11.      Miscellaneous.

         11.1. Assignment. The Company, in its sole discretion, may assign its rights and duties under this Agreement, but Executive may not. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of (a) the Company and its Successors and assigns and any purchaser of the Company or all or a substantial part of the Company's assets, such as the assets relating to the brokerage business of the Company, and (b) Executive, and his designees and his estate.




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         11.2. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana.


         11.3. Severability. If any provision of this Agreement shall be determined to be invalid, illegal or unenforceable in whole or in part, neither the validity of the remaining part of such provision nor the validity of any other provision of this Agreement shall in any way be affected. Should any particular non-disclosure or non-competition covenant, provision or clause of this Agreement be held unreasonable or unenforceable for any reason, including, without limitation, the time period, geographic area and/or scope of activity covered by such covenant, provision or clause, the Company and Executive acknowledge and agree that such covenant, provision or clause shall be given effect and enforced to whatever extent would be reasonable and enforceable under applicable law.

         11.4. Waiver. Failure to insist upon strict compliance with any of the terms, covenants or conditions of this Agreement shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power under this Agreement at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

         11.5. Modifications. This Agreement may be modified or amended only by an instrument in writing signed by all parties affected by the modification or amendments.

         11.6. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

         11 7. Headings. The various headings of this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any of its provisions.


         11.8. Remedies. Executive acknowledges that a remedy at law for any breach or threatened breach of the provisions of this Agreement would be inadequate and therefore agrees that the Company shall be entitled to injunctive relief, both preliminary and permanent, in addition to any other available rights and remedies in case of any such breach or threatened breach; provided, however, that nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available for any such breach or threatened breach. Executive further acknowledges and agrees that in the event of a breach by Executive of any provision of this Agreement, the Company shall be entitled,



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in addition to all other remedies to which the Company may be entitled under this Agreement, to recover from Executive all reasonable attorney fees incurred by the Company in enforcing this Agreement. The Company acknowledges and agrees that in the event the Executive is the prevailing party in an action by the Company to enforce this Agreement, the Executive shall be entitled to recover from the Company all reasonable attorneys' fees incurred by the Executive in defending the action.

         11.9 Mitigation. Executive shall have no duty to mitigate nor shall the obligations of the Company under this Agreement be reduced by any other compensation earned by Executive.



IN WITNESS WHEREOF, the parties have executed this Agreement.

EXECUTIVE                                     ACORDIA, INC.

Name:       Daniel W. Kendall
        --------------------------------
By:
        --------------------------------
Signed:
        --------------------------------

Printed:  Frank C. Witthun
        --------------------------------
Title:  President and Chief Executive Officer
        --------------------------------

ANTHEM INSURANCE COMPANIES, INC.

By:
     --------------------------------

Printed:  Patrick M. Sheridan
     --------------------------------
Title:  Executive Vice President and
        Chief Financial Officer
     --------------------------------


ATTACHMENT I

Beneficiary Designation: I hereby designate the beneficiary on file with the Company's retirement plan as my Beneficiary for purposes of this Agreement. If I have not designated a beneficiary under the Acordia Deferred Compensation Program, I hereby designate ________________________ as my Beneficiary.



                                     Signed:__________________________________
                                        Executive


                                     Date:____________________________________

                                          ____________________________________






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